Exhibit 99.1

Date:	April 6, 2015

Subject:	Press Release on Formative Human Factors Study

Biodel’s Glucagon Emergency Management (GEM) Auto-Reconstitution Device Demonstrates Superior Usability Compared to Marketed Glucagon Kits in Human Factors Study

DANBURY, Conn., _____ - Biodel Inc. (Nasdaq: BIOD) announced results from a formative human factors study of its Glucagon Emergency Management (GEM) device, which is in development for the treatment of diabetes patients experiencing severe hypoglycemia. In the study, the GEM device demonstrated a substantial improvement in ease-of-use and successful delivery of the full dose, as well as a reduction in dosing errors, when compared to commercially available glucagon kits (Eli Lilly’s Glucagon Emergency Rescue Kit and Novo Nordisk’s GlucaGen® HypoKit™). Furthermore, while training and previous experience increased the success rate with the Eli Lilly and Novo Nordisk glucagon kits, it did not further impact the already high success rate with the GEM device when compared to non-experienced, untrained participants.

Data Highlights

•	All participants who were asked to compare the GEM device to the commercial glucagon kits (15 out of 15; 100%) unanimously preferred the GEM device and reported it to be easier, safer, faster, and more convenient to use than the commercial glucagon kits.

•	Eighty seven percent of participants successfully delivered a full dose of glucagon using Biodel's GEM device (20 out of 23 participants) compared to only 6% for commercial glucagon kits (1 out of 16).

•	The average time to dose delivery was 48% faster with the GEM device compared to the marketed glucagon kits (76.3 seconds vs. 113.4 seconds; p<0.05).

•	Successful delivery of a full dose of glucagon with the GEM device was comparable in trained (87%) and untrained (88%) participants, supporting the need for little to no training for proper use of the device.

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Dr. Errol De Souza, president and chief executive officer of Biodel, stated: “We are very pleased with the results of this study which demonstrate clear-cut superiority of the GEM device with regard to ease-of-use, overall performance and reduction in dosing errors in comparison with the currently marketed glucagon kits. We will use the experience gained from this formative human factors study as a final verification of the device performance, Instructions for Use and instructional labeling before commencing with the summative pivotal human factors study, which we expect to complete by the end of 2015. We remain on track to request an end-of-Phase 2 meeting with the FDA in the second calendar quarter of 2015 and submit the NDA in mid-2016.”

Comparison of Performance Measures: Glucagon Emergency Management (GEM) Device vs. Eli Lilly’s Glucagon Emergency Rescue Kit or Novo Nordisk’s GlucaGen® HypoKitTM (Marketed Glucagon Kit)

Performance Measure	GEM Device	Marketed Glucagon Kit

Successful Dose Administration[1]	20 of 23 subjects (87%)*	1 of 16 subjects (6%)
Reduced Efficacy Administration[2]	1 of 23 subjects (4%)*	5 of 16 subjects (31%)
Failed Administration[3]	2 of 23 subjects (9%)*	10 of 16 subjects (63%)
Step Error Rate[4]	4.3%*	21.3%
Reconstitution to Delivery Time[5]	48.4±5.0 [29.0] seconds*	76.4±11.5 [63.5] seconds
Total Rescue Time[5]	76.3±7.0 [68.0] seconds*	113.4±14.3 [94.0] seconds

[1] Successful administration was defined as the correct performance of the procedure without errors and delivery of all the medication (no solution left in the glucagon vial)

[2] Reduced Efficacy administration was defined as delivering a partial dose (up to 0.59 mL remaining in the glucagon vial) or performance of the procedure with an error but the dose was completely administered

[3] Failed administration was defined as incorrect performance of the procedures and up to 0.6 mL or more remaining in the glucagon vial or no dose being delivered (GEM device)

[4] Step Error Rate was defined as the rate of total errors that occurred over the total of number of potential steps to operate the GEM device or glucagon kit.

[5] Data represent the Mean ± Standard Error of the Mean with the Median shown in parenthesis. The Reconstitution to Delivery Time represents time from the start of cover twist (GEM Device) or injection of diluent in the vial (Marketed Glucagon Kit) to the start of dose delivery. The Total Rescue Time represents the time from entry into the room until delivery of the dose.

* Significantly different from the Marketed Glucagon Kit at p<0.05. Statistical differences between groups for the Dose Administration performance measures were determined using a Chi-Square test; Statistical differences between groups for the Step Error Rate and Delivery/Rescue Time were determined using an Analysis of Variance.

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Study Design

The formative human factors study was designed to compare the usability and performance of the GEM device to the current marketed glucagon kits (Eli Lilly’s Glucagon Emergency Rescue Kit and Novo Nordisk’s GlucaGen® HypoKit™) under simulated emergency conditions and to determine the impact of previous experience with the glucagon kits and training. This study was conducted with a total of 24 volunteers, split across three participant groups. The first group consisted of eight (8) caregivers of diabetic patients and first responders, all of whom were familiar with (through prior training and/or experience) at least one of the marketed glucagon kits (“Experienced”). The second group consisted of eight (8) caregivers of diabetic patients and first responders who were naïve to the marketed glucagon kits (“Naive”). The third group consisted of eight (8) adults with no relationship to a diabetes patient who were naïve to the marketed glucagon kits (“Bystander”).

Participants in the Experienced group first performed a rescue with the glucagon kit that they were familiar with. Half of these participants (n=4) were then briefly trained on the GEM device and half (n=4) self-trained using the instructions. They then returned one week later to perform an unaided rescue with the GEM device. Participants in the Naïve group only interacted with the GEM device. During their first session, half of these participants (n=4) were briefly trained on the GEM device and half (n=4) self-trained using the instructions. They then returned one week later to perform an unaided rescue with the GEM device. Participants in the Bystander group attended only one study session in which they performed a rescue with each device (with a break in between) without any training or prior instruction. The order of device presentation was counterbalanced across the eight participants. After each rescue injection attempt, all participants provided post-interaction feedback on their experience with the device in question. Those in the Experienced and Bystander groups, who interacted with both devices, were asked to compare the devices along several device performance and usability dimensions.

About Glucagon Emergency Management (GEM) Device for the Treatment of Severe Hypoglycemia

Biodel's GEM product candidate is a lyophilized glucagon formulation provided in a proprietary auto-reconstitution device intended for the rescue treatment of patients experiencing severe hypoglycemia. The GEM device is expected to be available in separate presentations for the delivery of pediatric (0.5

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mg) and adult (1.0 mg) dosages of glucagon. The GEM device provides automatic needle retraction after dose delivery.

There is currently an unmet medical need for a more user-friendly glucagon emergency injection device since the complexity of existing kits increases caregiver training requirements, the likelihood of dosing errors (especially dosing only with diluent) and the time required to deliver the rescue therapy. It is believed that these factors lead to relatively low prescription, fill, refill and usage rates of existing glucagon emergency kits. The annual U.S. glucagon market for the treatment of severe hypoglycemia is approximately $160 million.

The GEM device has been designed to require little to no training and is intended to be a more user-friendly glucagon presentation compared to emergency kits currently marketed by Eli Lilly and Novo Nordisk. The automatic reconstitution of the glucagon formulation eliminates the possibility of dosing only with diluent. The automatic needle retraction after dose delivery reduces the risk of accidental needle stick injuries. Dating and storage of the GEM device is anticipated to be comparable to existing glucagon kits.

About Biodel Inc.

Biodel Inc. is a specialty biopharmaceutical company focused on the development and commercialization of innovative treatments for diabetes that may be safer, more effective and more convenient for patients. Biodel's product candidates are developed by applying proprietary technologies to existing drugs in order to improve their therapeutic profiles. More information about Biodel is available at www.biodel.com.

Safe-Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements about future activities related to the clinical development plans for Biodel's product candidates, potential timing, design and outcomes of clinical trials and Biodel's ability to develop and commercialize its product candidates. Forward-looking statements represent Biodel's management's judgment regarding future events. All statements, other than statements of historical facts, including statements regarding Biodel's

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strategy, future operations, future clinical trial results, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Biodel's forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements, including, but not limited to, the progress, timing or success of Biodel's research and development and clinical programs for Biodel's product candidates; Biodel's ability to conduct the development work necessary to finalize the formulation and design of Biodel's auto-reconstitution glucagon rescue product candidate, as well as the preclinical studies, clinical trials and manufacturing activities necessary to support the filing of a new drug application, or NDA, to the U.S. Food and Drug Administration, or FDA, for that product candidate; Biodel's ability to engage a strategic partner in the further development of Biodel's prandial ultra-rapid-acting insulin formulations, including BIOD-531, which uses regular human insulin, or RHI, as the active pharmaceutical ingredient, and Biodel's insulin analog-based formulations; the success of Biodel's formulation development work to improve the stability of Biodel's newer ultra-rapid-acting insulin analog-based formulations while maintaining the pharmacokinetic and injection site toleration characteristics associated with earlier formulations; the results of Biodel's real-time stability programs for Biodel's RHI-, insulin analog- and glucagon-based product candidates, including the reproducibility of earlier, smaller scale, stability studies and Biodel's ability to accurately project long term stability on the basis of accelerated testing; Biodel's ability to accurately anticipate technical challenges that the company may face in the development of Biodel's ultra-rapid-acting RHI- and insulin analog-based product candidates or Biodel's glucagon rescue product candidates; Biodel's ability to secure approval by the FDA for Biodel's product candidates under Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act; Biodel's ability to enter into collaboration arrangements for the commercialization of Biodel's product candidates and the success or failure of any such collaborations into which the company enters, or Biodel's ability to commercialize its product candidates on its own; Biodel's ability to enforce Biodel's patents for Biodel's product candidates and Biodel's ability to secure additional patents for Biodel's product candidates; and other factors identified in our most recent annual report on Form 10-K for the fiscal year ended September 30,

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2014. The company disclaims any obligation to update any forward-looking statements as a result of events occurring after the date of this press release.

BIOD-G

CONTACT: John Graziano (The Trout Group), +1-646-378-2942

SOURCE Biodel Inc.

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